ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 15, 2007, by and between EncryptaKey, Inc., a New Jersey Corporation ("Seller"), and EncryptaKey, Inc., a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets, pursuant to the terms and subject to the conditions set forth herein.

NOW THEREFORE, Seller and Buyer agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

"Acquired Assets" shall mean the assets of the Seller set forth on Schedule A, B, and C hereto.

"Action" shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

"Damages" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

"Intellectual Property" shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, tradenames, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business correspondence and marketing plans and other intellectual or intangible property that comprise or are necessary to the use of the Acquired Assets, whether pending, applied for or issued, whether filed in the United States or in other countries, including, without limitation, all associated goodwill; all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Acquired Assets, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Acquired Assets.

"Knowledge" shall mean an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or other representative of Seller has Knowledge of such fact or other matter.

"Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

"Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Acquired Assets or which could become a charge against or lien on the Acquired Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

ARTICLE II.

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Transfer of Acquired Assets. Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in Section 2.2 below, at the Closing, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Assets.

2.2 Purchase Price/ Payment Procedure. As consideration for the Acquired Assets, Buyer shall tender Seller an amount equal to Six Hundred Thirty Six Thousand One

Hundred Twenty (636,120) shares of common stock of Seller as well as Buyer’s rights to any and all open, promised or unissued shares of Seller (the “Purchase Price”), payable as follows:

(a) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller a stock certificate representing the Six Hundred and Thirty Six Thousand One Hundred and Twenty (363,120) shares of common stock of Seller.

As consideration for the Acquired Assets, Buyer shall tender to Seller, as follows:

(a) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller a stock certificate representing to Six Hundred and Thirty Six Thousand One Hundred and Twenty (636,120) shares of common stock of seller;

(b) All Buyer’s rights to any and all open, promised or unissued shares of Seller

2.3 Assets Excluded; Liabilities Not Assumed. Seller shall not sell nor Buyer purchase any assets other than the Acquired Assets and, and Seller shall not be required to, assume or be obligated to pay, discharge or perform, any debts, liabilities, adverse claims or obligations of any kind or nature whatsoever of Seller, whether in connection with the Acquired Assets or otherwise and whether arising before or after the consummation of the transactions contemplated herein, or bear any cost or charge with respect thereto. Buyer shall assume or be obligated to pay, discharge or perform, all debts, liabilities, adverse claims or obligations of any kind or nature whatsoever of Seller, in connection with the Acquired Assets arising before the consummation of the transactions contemplated herein as listed in Exhibit “D” with the exception of the legal fees of the law firm Cane and Clark, the auditor’s fees and the accounting fees.

ARTICLE III.

CLOSING

3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall occur on November 16, 2007, or at such other time and place as the parties may agree (the "Closing Date"), provided that all of the Closing conditions set forth in Section 3.3 hereof shall have occurred.

3.2 Deliveries. Together with an executed counterpart of this Agreement, the following items shall be delivered by the parties at the Closing:

(a) By Buyer. Buyer shall deliver a certificate in an amount equal to Six Hundred and Thirty Six Thousand One Hundred and Twenty (636,120) share of common stock of Seller as well as Buyer’s relinquishment of any rights to any and all open, promised or unissued shares of Seller

(b) By Seller. Seller shall deliver to Buyer:

(i) This executed document representing the Bills of Sale, in form and substance satisfactory to Buyer and sufficient to convey the Acquired Assets to Buyer;

(ii) Such electronic and paper copies and representations of the Intellectual Property as may in Buyer’s reasonable judgment are necessary to convey the Intellectual Property to Buyer;

(iii) an Assignment of Seller’s rights in the patent application pending before the Patent and Trademark Office as application no. 60745514, filed by Kelly Owen on or about April 24, 2006 titled “Invisidesk Private Communication, Authentication and Connection Portal”; and

(iv) Such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

3.3 Conditions to Closing. Buyer and Seller shall not be obligated to consummate the Closing and the transactions contemplated hereby and may terminate this Agreement without incurring any liability unless (a) Buyer has delivered the items specified in Section 3.2(a) and Seller has delivered the items specified in Section 3.2(b).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

4.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the Acquired Assets in a materially adverse manner.

4.2 Authorization. Seller has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

4.3 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker's or finder's commission, fee or similar compensation and Seller shall indemnify Buyer and hold it harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based on any agreement, arrangement or understanding made by or on behalf of Seller.

4.4 Litigation, Proceedings and Applicable Law. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller's Knowledge, threatened (a) against Seller which, if determined adversely against Seller, would have a material adverse effect on Seller's or Buyer's ability to use the Intellectual Property in the manner in which it is now being used by Seller, or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of Seller, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Acquired Assets.

4.5 No Conflict Or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Articles of Organization or By-Laws of Seller, (b) a material breach or termination of, or a material default under, any term or provision of any contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (c) a material violation by Seller of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a material violation.

4.6 Intellectual Property.

(a) Seller owns all rights to the Acquired Assets without any conflict or infringement of the intellectual property rights of others. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including, without limitation, entering into Confidentiality Agreements with all officers and employees of and consultants involved in Seller’s business) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property.

(b) (1) Schedule A lists (i) all patents and patent applications and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifies the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application for any such registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses and other agreements indentified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer. (2) Schedule B lists all equipment to be delivered by Seller to Buyer located in Amsterdam, Netherlands. (3) Schedule C lists all office equipment located at 10805 Holder St., Suite 210, Cypress, CA 90630 and located in Amsterdam, Netherlands to be delivered by Seller to Buyer.

(c)  Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule A, B or C. As a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder, neither Seller nor Buyer shall be in violation in any material respect of any license, sublicense or agreement described in such schedule.

(d) Seller is the sole owner of all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests) all non-public domain Intellectual Property necessary to fully exploit the Acquired Assets and has full rights to the use, sale, license or disposal thereof. Except as expressly set forth in Schedule A, B, C no other Person has any rights with respect to any of the Intellectual Property, nor is any consent or approval of any third party needed to fully utilize and exploit the Acquired Assets as presently configured.

(e) No claims with respect to the Acquired Assets have been asserted to Seller, or, to Seller's Knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

(f) To the Knowledge of Seller, all trademarks, service marks, and other company, product or services identifiers held by Seller are valid and subsisting worldwide.

(g) To the Knowledge of Seller, and except as expressly set forth in Schedule A, there has not been and there in not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third Party. Sell has not been sued or, to Seller’s Knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise the Acquired Assets. Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party insofar as the Acquired Assets are concerned.

(h) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by seller.

(g)  Except as set forth in Schedule A, B, and C, no person has a license to use or the right to acquire a license to use any future version of any product based on the Intellectual Property or any product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product.

4.7 Assets Generally. Seller holds good and marketable title, license to or leasehold interest in all of the Acquired Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Acquired Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Acquired Assets free and clear of any encumbrances and there exists no restriction on the use or transfer of the Acquired Assets. No Person other than Seller has any right or interest in the Acquired Assets, including the right to grant interests in the Acquired Assets to third parties.

4.8 Products. The Acquired Assets operate in compliance with Seller's specifications for such products.

4.9 Working Order. All of the tangible Acquired Assets are, and as of the Closing Date will be, in good condition, working order and repair, normal wear and tear excepted.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2 Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement and has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

5.3 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker's or finder's commission, fee or similar compensation.

5.4 Consents and Approvals. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI.

CERTAIN COVENANTS

6.1 Covenants of Both Parties. Buyer, on the one hand, and Seller, on the other hand, each covenant to the other that:

(a) Further Assurances. Each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the execution hereof, Seller will promptly refer all inquiries with respect to the ownership of the Acquired Assets to Buyer and execute such documents as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer.

6.2 Seller's Covenants. Seller covenants to Buyer that:

(a) Cooperation and Transition Assistance. Seller shall use its best efforts to facilitate the transition of customers, customer support services, and development, marketing and sales functions related to the Acquired Assets to Buyer, and shall direct any new inquiries regarding the Acquired Assets to Buyer or its assignee.

(b) Documentation. Seller shall provide Buyer with full and complete documentation, both written and computer generated, relating to any business that Seller has conducted using the Acquired Assets, including all correspondence and files relating to their development.

ARTICLE VII.

INDEMNIFICATION

7.1 Indemnification by the Seller. In the event Seller (a) breaches or is deemed to have breached any of the representations and warranties contained in Article IV herein, or (b) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Seller shall hold harmless, indemnify and defend Buyer, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Buyer to the extent such Damages arise or result from a breach by Seller of any such representations or warranties or a violation of any covenant in this Agreement.

7.2 Indemnification By Buyer. In the event Buyer (a) breaches or is deemed to have breached any of the representations and warranties contained in Article V herein or (b) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then Buyer shall hold harmless, indemnify and defend Seller from and against any Damages incurred or paid by the Seller to the extent such Damages arise or result from a breach by Buyer of any such representations and warranties or a violation of any covenant in this Agreement.

7.3 Notification Of Claims. If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 7.1 or 7.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). Any claim for indemnification under this Section 7 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Section 8.1. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

7.4 Resolution Of Claims.

(a) With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third-Party Claim, any dispute as to the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 7.5.

(b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 7.5.

(c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 7.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

7.5  Arbitration. All disputes under this Agreement shall be settled by arbitration before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.5. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 7.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

7.6 Indemnification Threshold. Notwithstanding anything to the contrary herein, in no event shall any party be liable to any other party under any warranty, representation, indemnity or covenant made by such party in this Agreement until the aggregate amount of Damages thereunder against such party exceeds Ten Thousand Dollars ($10,000) (the "Threshold"), at which point such party shall be liable for the full amount of liability for such claims below and above the threshold.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival of Representations and Warranties. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the Closing Date for a period of twenty-four months. No claim may be made by any party hereto unless written notice of the claim is given within that twenty-four month period; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the Closing Date.

8.2 Setoff. Buyer may set off any amount that may be owed to it by Seller under this Agreement against any amount otherwise payable to Seller by Buyer, but any such setoff shall in no manner limit Seller's liability, if any, to Buyer.

8.3 Noncompetition. Seller shall not, at any time within the 3-year period immediately following the Closing Date, directly or indirectly engage in any activities similar to or competitive with the activities of Buyer. This provision shall be of no further effect in the event of a breach by Buyer of its obligations under Sections 2.2(a).

8.4  Press Releases and Public Announcements. Prior to the Closing Date, neither Buyer nor Seller (nor their respective shareholders, officers and directors) shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. Buyer and Seller will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transactions contemplated by this Agreement.

8.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may, without need for any consent or notice to Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer, and such assignment shall release Buyer of all of its liabilities and obligations to Seller, provided such liabilities and obligations are fully assumed by Buyer's assignee.

8.6 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), to the addresses of the parties appearing below, or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

If to the Seller, to:

EncryptaKey, Inc., New Jersey
10805 Holder St., Suite 210
Cypress, CA 90630
Attention: Kelly Owen
Facsimile: (714) 821-8096

      If to the Buyer, to:

EncryptaKey, Inc., Nevada
1802 N. Carson St., Suite 212
Carson City, NV 89701
Attention: Charles Christ
Facsimile: 560-430-4842

8.7 Choice of Law. This Agreement shall be governed under and construed in accordance with the laws of the State of Nevada without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the state and federal courts sited within the State of Nevada.

8.8  Entire Agreement; Amendments And Waivers. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.9  Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

8.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

SELLER:

ENCRYPTAKEY INC., New Jersey

By:	/s/Kelly Owen 11/16/07
Name: Kelly Owen
Title: President

BUYER:

ENCRYPTAKEY, INC., Nevada

By:	/s/Charles Christ 11/16/07
Name: Charles Christ
Title: Chief Operating Officer

Schedule A

(Acquired Assets)

All right, title and interest in patent application pending before the Patent and Trademark Office as application no. 60745514, filed by Kelly Owen on or about April 24, 2006 titled “Invisidesk Private Communication, Authentication and Connection Portal” and all Intellectual Property related thereto.

Schedule B

Assets

For purposes of this Agreement, “Assets” shall mean the following:

1. All of Assignor’s rights, duties and obligations under the Development Contract.

2. All of Assignor’s rights in the “Encryptakey” trademark; and

3. All of Assignor’s equipment used in testing and development of the contract, listed as follows:

CISCO PURCHASES

2 x WS-C2950G-12
Catalyst 2950 12 port 10/100BTX W/2-GBICSLOTS ENH IMAGE -MF IN H SWITCHES.
SERIAL SFHK0649W14H SFH0649W14K.

1 x WS-C3550-24-EMI 24-10/100 BTX & 2 GBIC PORTS ENHANCED
MULTILAYER SW IMAGE
SERIAL SCHK0648W05Q

2 x PIX-515E-UR-BUN PIX 515E FIREWALL BUNDLES (CHASSIS UNRESTRICTED SW 2 FE)
SERIAL S88806504961 S8880504964

2 x PIX-515E-FOBUN2 PIX 515E FIREWALL BUNDLES (CHASSIS FAILOVER SW 2 FE PORTS)
SERIAL S88806505749 S88806506750

1 x CISCO IDS-4230-FE 4230 SENSOR CHASSIS S/W TWO 10/100 PORTS UP TO 45MBPS
SERIAL 22280181811

3 X CISCO HIDS-WEB-WIN -K9= WINDOWS WEB AGENT PROTECTS OS LICENSE ONLY
1 CWVMS-2.1-WI NR-K9 VMS 2.1 WIN 20 DEVICE RESTRICTED HIDS 3DESSW

SERVER HARDWARE

7 x IBM 86864RX X SERIES 350 XEON MP-1.4G 512KB 1GB RACK OPEN BAY
SERIAL NUMBERS

7 x IBM 19K4638 XEON MP-1.4 G 412KB CACHE FOR XSERIES 360 TYPE 8686

14 x IBM 33L3283 512 MB PC1600 ECC DDR XSERIES 255 8685 360 8686

7 x IBM 06P5740 SERVERAID 4LX 1CH PCI TO ULTRA 160 SCSI W/32MB CACHE

21 x 06P5755 36.4GB U160SCSI HD 10K RPM HOT-SWAP SL

KVM SWITCH

1 x TRIPP.LITE B050-000 KVM SWITCH CONSOLE
S/N 9529ACPCB587950132 BOARD I.D. 0A0801A0433263B4
FIRMWARE V 04.01.00 BUILD 3191 STANDARD EDITION REV. OE

7 x 6 FT CABLE FOR B050-000

TAPE BACKUP

1 x IBM 4560SLX 4560 MODULAR TAPE LIBRARY BASE UNIT 0DR/0SLOT RACK

1 x IBM 59P6658 4560 MODULAR TAPE LIBRARY 100/200GB LTO DRIVE UPGRADE

50 x MAXELL 183800 100GB LTO-1 ULTRIUM 1PK

1 x MAXELL 183804 1PK LTO UNIVERSAL CLEAN CART REQUIRES CORRECT FIRMWARE

1 x IBM 59P6659 LTO CARTRIDGE MAGAZINE

TAPE BACKUP SOFTWARE

7 x CA BRIGHTSTOR ARCSERVE V9 WIN BACKUP ED

ANTI-VIRUS SOFTWARE

20 SYMANTEC VALUE LICENSING 10022488 SAV ENT 8.5 10-24U

1 x SYMANTEC 10024206 SAV ENTERPRISE EDITION 8.5 MEDIA PACK

W2K SERVER SOFTWARE

7 x MICROSOFT C-10-00165 WINDOWS ADV SERVER 2K VOL-6.0 30PTS

50 x MICROSOFT C78-00205 WINDOWS 2K SERVER VOL CAL 1 PT

1 x MICROSOFT C81-00047 WINDOWS TERMINAL SERVICES 2K INTCON VOL-5.0 30 PTS

SQL 2K SOFTWARE

2 x MICROSOFT 810-00846 SQL SERVER 2K ENT VOL-5.01 1-PROC LIC 125 PTS

1 x MICROSOFT 810-00851 WWF SQL SERVER 2K ENT DISK KIT

EXCHANGE 2K SERVER SOFTWARE

1 x MICROSOFT 312-01423 EXCHANGE SERVER 2K VOL 15PTS

50 x MICROSOFT 381-01417 EXCHANGE 2K VOL CAL 1PT

1 x MICROSOFT 312-01320 WWF EXCHANGE SERVER 2K FOR W2K DISK KIT

5194-25T IBM NAS BOX
1IBM 5194-25T-0000 IBM 5195 NAS Model 25T includes (3) 73.4GB HDD
1IBM 5194-25T-0114 Power Cord 110v
1IBM 5194-25T-0300 512MB Memory Upgrade
6IBM 5194-25T-3125 146.8GB 10K U160 Hot Swap
1IBM 5194-25T-3225 2nd Processor Upgrade
2IBM 5194-25T-3305 10/100/1000 Accel Enet Adpt
1IBM 5194-25T-3602 Model 25T Rack Mount
1IBM 5194-25T-3902 PCI ServerAID 4H Adpt
1IBM 5194-25T-4000 Code Preload

Schedule C

Item	Count	Location
10 key adding machine	2	Cypress HQ
12U mobile rack case	1	Cypress HQ
19” wide screen Monitor	1	Cypress HQ
21” HP wide screen monitor	9	Cypress HQ
2400 lumen projector	1	Cypress HQ
8u mobile rack case	1	Cypress HQ
Brother Laser Multifunction fax/scanner/printer	2	Cypress HQ + Delmar CA
Conference table	1	Cypress HQ
Coffee machine	1	Cypress HQ
credenza	2	Cypress HQ
cubicle	6	Cypress HQ
Executive cabinet whiteboard	1	Cypress HQ
Executive desk	1	Cypress HQ
Executive credenza with hutch	1	Cypress HQ
Executive rolling chair	1	Cypress HQ
Executive waiting chairs	2	Cypress HQ
high backed guest chair	4	Cypress HQ
HP DC7700 slim PC	6	Cypress HQ
HP DL360 g4 server	4	Cypress HQ
HP DL360 g5 server	5	Cypress HQ
HP media center computer	3	Cypress HQ
Icon touch screen 17” monitor	1	Cypress HQ
in ceiling speakers, pair	1	Cypress HQ
IO gear 8 port KVM	1	Cypress HQ
IO gear 8 port VGA video switch	1	Cypress HQ
L shaped work desk	2	Cypress HQ
Long credenza	1	Cypress HQ
Lynksys 12 port switch	1	Cypress HQ
Lynksys 24 port switch	2	Cypress HQ
Lynksys 4 port cable DSL router	1	Cypress HQ
Lynksys 80211 b/g MIMO wireless router	1	Cypress HQ
Microwave	1	Cypress HQ
PBX phone system	1	Cypress HQ
PBX phones	4	Cypress HQ
Projector Screen	1	Cypress HQ
Reception desk	1	Cypress HQ
Replacement SSCI hard drive	4	Cypress HQ
Rolling office chairs	12	Cypress HQ
Single disk DVD player	2	Cypress HQ
Small form factor Toshiba notebook	1	Cypress HQ
Sony 5.1 surround sound system	1	Cypress HQ
Staples office 12 sheet shredder	1	Cypress HQ
Targus notebook dock	1	Cypress HQ
Toaster Oven	1	Cypress HQ
Toshiba 15.4” notebook computer	1	Cypress HQ
Tripp-Lite IP KVM	1	Cypress HQ
Vizio 40” LCD wide screen TV	1	Cypress HQ
Water cooler	1	Cypress HQ
Whiteboard	1	Cypress HQ
Macbook pro laptop	1	India
Cisco 3650 switch	2	Cypress HQ

Cisco 1801 router	3	Cypress HQ
Cisco 2811 router	1	Cypress HQ
WS-C2950G-12 Catalyst 2950 12 port 10/100 BTX	2	Amsterdam, Netherlands
WS-C3550-24-EMI 24-10/100 BTX & 2 GBIC Ports		Amsterdam, Netherlands
Enhanced multiplayer	1	Amsterdam, Netherlands
PIX-515E-UR-BUN PIX 515E Firewall Bundles	2	Amsterdam, Netherlands
PIX-515E-FOBUN2 PIX 515E Firewall Bundles	2	Amsterdam, Netherlands
CISCO IDS-4230-FE 4230 SENSOR CHASSIS	1	Amsterdam, Netherlands
CISCO HIDS-WEB-WIN -K9= WINDOWS WEB AGENT PROTECTS OS LICENSE ONLY	3	Amsterdam, Netherlands
CWVMS-2.1-WI NR-K9 VMS 2.1 WIN 20 DEVICE RESTRICTED HIDS 3DESSW	1	Amsterdam, Netherlands
IBM 86864RX X SERIES 350 XEON MP-1.4G 512KB 1GB RACK	7	Amsterdam, Netherlands
IBM 19K4638 XEON MP 1.4G 412KB CACHE FOR XSERIES 360 TYPE 8686	7	Amsterdam, Netherlands
IBM 33L3283 512MB PC1600 ECC DDR XSERIES 255 8685 360 8686	14	Amsterdam, Netherlands
BM 06P5740 SERVERAID 4LX 1CH PCI TO ULTRA 169 SCSI W/32MB CACHE	7	Amsterdam, Netherlands
06P5755 36.4GB U160SCSI HD 10K RPM HOT-SWAP SL	21	Amsterdam, Netherlands
ATEN TECHNOLOGIES ACS1208L 8PORT SLICEAWAY KVM SWITCH W/QT LCD CONSOLE LU BLACK	1	Amsterdam, Netherlands
ATEN TECHNOLOGIES 2L5202P 6FT SPHD15M/DIN6M CABLE FOR CS1208L/CS12		Amsterdam, Netherlands
ATEN IP KVM	1	Amsterdam, Netherlands
IBM 4560SLX 4560 MODULAR TAPE LIBRARY BASE UNIT 0DR/0SLOT RACK	1	Amsterdam, Netherlands
IBM 59P6658 4560 MODULAR TAPE LIBRARY 100/200GB LTO DRIVE UPGRADE	1	Amsterdam, Netherlands
MAXELL 183804 1PK LTO UNIVERSAL CLEAN CART	1	Amsterdam, Netherlands
IBM 59P6659 LTO CARTRIDGE MAGAZINE	1	Amsterdam, Netherlands

Encryptakey, Inc.
Unpaid Bills Detail
As of November 15, 2007

	Type	Date	Num	Due Date	Aging	Open Balance
5w Public Relations
	Bill	5/15/2007	76946	6/1/2007	167	10,979.09
	Bill	6/15/2007	77118	7/1/2007	137	12,361.39
	Bill	8/15/2007	77445	8/25/2007	82	10,137.46
Total 5W Public Relations						33,477.94

American Express
	Bill	5/29/2007	3715-386872-61008	6/13/2007	155	68,121.94
	Bill	6/29/2007	3715-386872-61008	7/14/2007	124	27,461.86
	Bill	7/29/2007	3715-386872-61008	8/13/2007	94	10,294.46
	Bill	8/29/2007		9/8/2007	68	921.97
	Bill	9/30/2007	61008	10/10/2007	36	3,260.42
Total American Express						110,060.65

American Registrar and Transfer Company
	Bill	8/8/2007		8/8/2007	99	35.53
Total American Registrar and Transfer Company						35.53

Arrowhead
	Bill	7/14/2007	07G002828212025	8/5/2007	102	24.10
	Bill	9/15/2007	0710028212025	9/25/2007	51	89.87
Total Arrowhead						113.97

AT&T
	Bill	10/10/2007		10/20/2007	26	1,178.00
Total AT&T						1,178.00

Blue Mine Group
	Bill	3/30/2007	1687	3/30/2007	230	11,897.50
	Bill	4/30/2007	1701	4/30/2007	199	2,471.25
	Bill	5/1/2007	1696	5/1/2007	198	7,500.00
Total Blue Mine Group						21,868.75

Cane Clark LLP
	Bill	12/31/2006	54	1/30/2007	289	8,357.10
	Bill	3/15/2007	FC 34	3/15/2007	245	304.98
	Bill	4/17/2007	FC 137	4/17/2007	212	263.67
	Bill	5/16/2007	FC 229	5/16/2007	183	119.52
	Bill	5/3/2007	568	6/2/2007	166	15,824.19
	Bill	6/20/2007	FC 355	6/20/2007	148	417.38
	Bill	6/4/2007	670	7/4/2007	134	6,068.75
	Bill	7/16/2007	FC 399	7/26/2007	112	387.86
	Bill	7/3/2007	786	8/2/2007	105	8,459.56
	Bill	8/15/2007	Finance August	8/25/2007	82	572.69
	Bill	8/6/2007	919	9/5/2007	71	7,192.69
	Bill	9/19/2007	Finance Charge	9/29/2007	47	792.29
	Bill	9/6/2007	1057	10/6/2007	40	2,167.50
Total Cane Clark LLP						50,928.18

CES
	Bill	2/1/2007	2403-1	3/1/2007	259	1,600.00
	Bill	5/1/2007	2403-3	6/1/2007	167	3,200.00
	Bill	5/1/2007	2403-4	10/1/2007	45	3,200.00
	Bill	8/29/2007	2403-6	10/1/2007	45	1,600.00
Total CES						9,600.00

City of Cypress
	Bill	8/16/2007	Business License	8/26/2007	81	40.00
Total City of Cypress						40.00

DC Services
	Bill	5/14/2007	DC/AMS/70508	5/14/2007	185	4,373.25
	Bill	10/7/2007	DC/AMS/70071	10/7/2007	39	4,373.25
Total DC Services						8,746.50

Don D. Meyers, Associates
	Bill	6/6/2007		6/6/2007	162	1,050.00
	Bill	9/18/2007		9/28/2007	48	750.00
Total Don D. Meyers, Associates						1,800.00

Eric Linxwiler
	Bill	6/21/2007	Expense Report	6/21/2007	147	1,337.71
	Bill	7/19/2007	Expense Report	7/19/2007	119	889.21
	Bill	7/19/2007	Expense Report	7/29/2007	109	663.09
Total Eric Linxwiler						2,890.01

Exponents, Inc.
	Bill	6/28/2007	205313	6/28/2007	140	159.00
	Bill	6/30/2007	205336	6/30/2007	138	46.00
Total Exponents, Inc						205.00

Federal Express
	Bill	9/20/2007	2-272-83467	9/30/2007	46	21.35
	Bill	9/25/2007	2-280-84193	10/5/2007	41	16.49
Total Federal Express						37.84

In Tele Net
	Bill	7/1/2007	52512	7/31/2007	107	212.00
	Bill	8/1/2007	52865	8/31/2007	76	1,945.00
	Bill	9/1/2007	53179	9/11/2007	65	1,873.22
	Bill	10/1/2007	53482	10/11/2007	35	1,901.71
Total In Tele Net						5,931.93

Knobbe, Martens, Olson &Bear, LLP
	Bill	6/26/2007	640942	6/26/2007	142	135.90

	Bill	8/23/2007	647554	8/23/2007	84	25.13
Total Knobbe, Martens, Olson & Bear, LLP						161.03

Law Offices of Morland C. Fisher
	Bill	8/17/2007	Trademark App	8/27/2007	80	975.00
Total Law Offices of Morland C. Fisher						975.00

MEC - Cypress I
	Bill	7/18/2007	August Rent	7/28/2007	110	3,983.70
	Bill	8/17/2007		8/27/2007	80	3,983.70
	Bill	9/19/2007		9/29/2007	47	4,182.89
Total MEC - Cypress I						12,150.29

Network World
	Bill	8/16/2007	1016613	8/26/2007	81	18,500.00
Total Network World						18,500.00

Sichenzia Ross Friedman Ference LLP
	Bill	6/7/2007	35542	6/7/2007	161	7,500.00
	Bill	7/2/2007	35983	7/2/2007	136	5,000.00
	Bill	8/3/2007	36499	8/3/2007	104	5,000.00
Total Sichenzia Friedman Ference LLP						17,500.00

TOTAL						296,432.66